EXHIBIT 10.1
                  [NORTH FORK BANK LETTERHEAD]
March 31, 1994



Ms. Mindy Butler
32 Cottontail Road
Melville, New York  11747

Dear Ms. Butler:

As a result of our many conversations over the past few months, I am pleased to outline the offer made to you orally last week on behalf of North Fork Bank.

We propose to hire you for the position of Executive Vice President, Chief Lending Officer of North Fork Bank at an annual salary of $225,000.00. You will become a participant in the senior management bonus pool for which you will be paid not less than $50,000.00 for the first year ending December 31, 1994. In addition to the cash consideration, you will be granted 20,000 options to purchase North Fork Bancorporation stock at the average of the bid and ask price on the day you begin your employment. These options have a ten year duration and are exercisable by you at any time during the period. Additionally, you will be provided with a grant of 5,000 restricted shares of North Fork Bancorporation stock. They shall vest to you one-third in the third, one-third in the fourth and one-third in the fifth year of your employment with the company. The voting rights and dividends on these common shares will be transferred to you immediately upon your employment. As we discussed, you will also be provided with an automobile of your choice to be selected from a list of automobile dealers to be given to you upon acceptance of this agreement.

If your employment is involuntarily terminated (other than for cause) or if a change in the effective control of North Fork Bank occurs at any time during the first year of your employment, you will receive severance equal to the balance of the first year's salary plus two additional years salary. If that same situation should occur at any time during the second through the fifth years of your employment, you will receive severance equal to the balance of the current year's salary and one additional year.

For your convenience, I have enclosed a packet of documentation explaining the rest of our benefit programs. Should you have any questions, please feel free to call Karen Seelig, Senior Vice President, Human Resources at our Mattituck location.

Very truly yours,

/s/ John Adam Kanas

John Adam Kanas

JAK:km
Enclosure